Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES FIRST QUARTER 2018 FINANCIAL RESULTS

Atlanta, Georgia May 7, 2018 -- Ciner Resources LP (NYSE: CINR) today reported its financial and operating results for the first quarter ended March 31, 2018.
First Quarter 2018 Financial Highlights:

•	Net sales of $121.2 million decreased 4.3% over the prior-year first quarter.

•	Net income of $20.9 million was down 6.7% over the prior-year first quarter.

•	Adjusted EBITDA of $28.8 million decreased 5.3% over the prior-year first quarter.

•	Earnings per unit of $0.51 was down 5.6%, over the prior-year first quarter.

•	Quarterly distribution declared per unit of $0.567 remained flat compared to the prior-year first quarter.

•	Net cash provided by operating activities of $37.3 million increased by 245.4% over the prior-year first quarter.

•
Distributable cash flow attributable to Ciner Resources LP of $13.2 million decreased by 1.5% over the prior-year first quarter. The distribution coverage ratio was 1.16: 1.0 and 1.17: 1.0 for the three months ended March 31, 2018 and 2017, respectively.

Kirk Milling, CEO, commented: “We are pleased our results generally fell in line with expectations and that most of the primary metrics we look at to gauge business performance have improved with some even better than expected.  Production volumes in the quarter were up 2.6% over last year, which was right in line with expectations.  International prices were up 7.9% after netting out the freight impact from our affiliate sales. Domestic volumes were up 13.9% compared to last year. Both of these exceeded our expectations and caused us to adjust our 2018 outlook.  While we did experience a 5.3% reduction in adjusted EBITDA during the quarter due to higher expenses in professional fees related to our operational-excellence initiatives and higher SG&A costs, we expect that fees related to our various initiatives will moderate as the year progresses.”

“For the balance of 2018 we anticipate that a strong global economy will continue to drive demand and growth throughout the world.  It appears most global markets are very tight with low inventory levels, which should put more upward pressure on prices particularly in Asia.  We also believe our domestic volume will improve as the year progresses and provide further positive impact on our average sales price.”

2018 Outlook:

•	We expect our total volume sold to be flat to up 2% compared to the previous estimate of 1% to 3%.

•	We expect domestic volume to increase by 125,000 to 150,000 short tons compared to the previous estimate of 80,000 to 125,000 short tons.

•	We expect domestic pricing to be down 1% to 3%.

•	We expect international prices to be up 1% to 3% compared to the previous estimate of flat to down 2%**

•	Maintenance of business capital expenditures are planned to be in the range of $13 to $15 million.

•	Expansion capital expenditures are planned to be in the range of $55 to $65 million compared to the previous estimate of $30 to $35 million.

**          Excluding the change related to freight from CIDT sales in 2017.

Financial Highlights	Three Months Ended March 31,
(Dollars in millions, except per unit amounts)	2018	2017	% Change

Soda ash volume produced (millions of short tons)	0.669	0.652	2.6%
Soda ash volume sold (millions of short tons)	0.668	0.671	(0.5)%
Net sales	$121.2	$126.6	(4.3)%
Net income	$20.9	$22.4	(6.7)%
Net income attributable to Ciner Resources LP	$10.1	$10.9	(7.3)%
Earnings per Limited Partner Unit	$0.51	$0.54	(5.6)%
Adjusted EBITDA (1)	$28.8	$30.4	(5.3)%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$14.4	$15.1	(4.6)%
Net cash provided by operating activities	$37.3	$10.8	245.4%
Distributable cash flow attributable to Ciner Resources LP(1)	$13.2	$13.4	(1.5)%
Distribution coverage ratio (1)	1.16	1.17	(0.9)%
(1)See non-GAAP reconciliations
Three Months Ended March 31, 2018 compared to Three Months Ended March 31, 2017
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended March 31,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2018	2017
Domestic	$55.3	$49.1	12.6%
International	65.9	77.5	(15.0)%
Total net sales	$121.2	$126.6	(4.3)%
Sales volumes (thousands of short tons):
Domestic	257.0	225.7	13.9%
International	410.6	445.1	(7.8)%
Total soda ash volume sold	667.6	670.8	(0.5)%
Average sales price (per short ton):
Domestic	$215.18	$217.55	(1.1)%
International	$160.50	$174.03	(7.8)%
Average	$181.55	$188.68	(3.8)%
Percent of net sales:
Domestic sales	45.6%	38.8%	17.5%
International sales	54.4%	61.2%	(11.1)%
Total percent of net sales	100.0%	100.0%
Consolidated Results
Net sales. Net sales decreased by 4.3% to $121.2 million for the three months ended March 31, 2018 from $126.6 million for the three months ended March 31, 2017, driven by a decrease in total average sales price of 3.8%, as well as a decrease in soda ash volumes sold of 0.5%. The decrease in total average sales prices was primarily driven by the absence of international sales to CIDT in the first quarter of 2018. During 2017, international average sales price reflected the increase in freight costs driven by export sales volume to CIDT. During 2017, international average sales price reflected the increase in freight costs driven by export sales volume to CIDT. There were no sales to CIDT during the three months ended March 31, 2018, as the previous contract concluded in the 2017 year.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs decreased by 5.0% to $93.2 million for the three months ended March 31, 2018 from $98.1 million for the three months ended March 31, 2017, primarily due to a decrease in freight costs of 13.6% to $34.4 million for the three months ended March 31, 2018, compared to $39.8 million for the three months ended March 31, 2017. The decrease in freight costs was driven by no export sales volumes to CIDT during the three months ended March 31, 2018 compared to the prior year first quarter.

Selling, general and administrative expenses. Our selling, general and administrative expenses increased 25.5% to $6.4 million for the three months ended March 31, 2018, compared to $5.1 million for the three months ended March 31, 2017. The two primary drivers for the increase were higher selling and administrative fees relating to our affiliate, ANSAC, which directly correlates with the volume we sell to ANSAC, and higher expenses from our ERP implementation project.

CAPEX AND ORE TO ASH RATIO
The following table below summarizes our capital expenditures, on an accrual basis, and ore to ash ratio:

	Three Months Ended March 31,
(Dollars in millions)	2018	2017
Capital Expenditures
Maintenance	$2.8	$2.7
Expansion	4.8	1.7
Total	$7.6	$4.4
Operating and Other Data:
Ore to ash ratio(1)	1.55: 1.0	1.51: 1.0
(1)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

FINANCIAL POSITION AND LIQUIDITY
As of March 31, 2018, we had cash and cash equivalents of $22.1 million. In addition, we have approximately $92.9 million ($225.0 million, less $120.5 million outstanding and less standby letters of credit of $11.6 million) of remaining capacity under our revolving credit facilities. As of March 31, 2018, our leverage and interest coverage ratios, as calculated per the Ciner Wyoming Credit Facility, were 1.07: 1.0 and 25.37: 1.0, respectively.
CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Cash provided by operating activities increased to $37.3 million during the three months ended March 31, 2018 compared to $10.8 million of cash provided during three months ended March 31, 2017, primarily driven by $9.1 million of working capital provided by operating activities during the three months ended March 31, 2018, compared to $18.5 million of working capital used in operating activities during the three months ended March 31, 2017. The $27.6 million increase in working capital provided by operating activities was primarily due to the $26.5 million decrease in due-from affiliates.
Cash provided by operating activities during the three months ended March 31, 2018 were offset by cash used in investing activities of $4.0 million for capital expenditures and cash used in financing activities during the three month period of $41.4 million. The cash used in financing activities during the three months ended March 31, 2018 was due to distributions paid of $23.6 million and net repayments of long-term debt of $17.5 million during the three months ended March 31, 2018 compared to the $10.5 million in net borrowings during the three months ended March 31, 2017.
Quarterly Distribution
On April 26, 2018, the Partnership declared its first quarter 2018 quarterly distribution of $0.567 per unit. This is consistent with the distribution declared during the first quarter of 2017. The quarterly cash distribution is payable on May 21, 2018 to unitholders of record on May 7, 2018.
RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call tomorrow, May 8, 2018 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 8587207. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 8587207, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.

ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC (“Ciner Wyoming”), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. Natural Resource Partners L.P. (“NRP”) owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation (“ANSAC”) and Ciner Ic ve Dis Ticaret Anonim Sirket (“CIDT”), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
(In millions, except per unit data)	2018	2017
Net sales:
Sales—affiliates	$65.9	$77.5
Sales—others	55.3	49.1
Net sales	$121.2	$126.6
Operating costs and expenses:
Cost of products sold, including freight costs	86.4	91.4
Depreciation, depletion and amortization expense	6.8	6.7
Selling, general and administrative expenses—affiliates	4.9	4.0
Selling, general and administrative expenses—others	1.5	1.1
Total operating costs and expenses	99.6	103.2
Operating income	21.6	23.4
Other income/(expenses):
Interest income	0.6	—
Interest expense, net	(1.3)	(0.9)
Other, net	—	(0.1)
Total other expense, net	(0.7)	(1.0)
Net income	$20.9	$22.4
Net income attributable to non-controlling interest	10.8	11.5
Net income attributable to Ciner Resources LP	$10.1	$10.9
Other comprehensive loss:
Loss on derivative financial instruments	(2.2)	(2.3)
Comprehensive income	18.7	20.1
Comprehensive income attributable to non-controlling interest	9.7	10.4
Comprehensive income attributable to Ciner Resources LP	$9.0	$9.7

Net income per limited partner unit:
Net income per limited partner units (basic and diluted)	$0.51	$0.54
Weighted average limited partner units outstanding:
Weighted average limited partner units outstanding (basic and diluted)	19.6	19.7
Cash distribution declared per unit	$0.567	$0.567

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	March 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$22.1	$30.2
Accounts receivable—affiliates	89.0	98.3
Accounts receivable, net	37.4	34.2
Inventory	22.6	19.8
Other current assets	1.6	1.8
Total current assets	172.7	184.3
Property, plant and equipment, net	250.0	249.3
Other non-current assets	20.1	19.6
Total assets	$442.8	$453.2
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$11.4	$11.4
Accounts payable	22.0	14.5
Due to affiliates	3.9	3.0
Accrued expenses	29.7	27.7
Total current liabilities	67.0	56.6
Long-term debt	120.5	138.0
Other non-current liabilities	12.1	10.4
Total liabilities	199.6	205.0
Commitments and Contingencies
Equity:
Common unitholders - Public and Ciner Holdings (19.7 units issued and outstanding at March 31, 2018 and December 31, 2017)	147.0	148.3
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at March 31, 2018 and December 31, 2017)	3.8	3.8
Accumulated other comprehensive loss	(4.8)	(3.7)
Partners’ capital attributable to Ciner Resources LP	146.0	148.4
Non-controlling interest	97.2	99.8
Total equity	243.2	248.2
Total liabilities and partners’ equity	$442.8	$453.2

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(In millions)	2018	2017

Cash flows from operating activities:
Net income	$20.9	$22.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	6.8	6.8
Equity-based compensation expense	0.4	—
Other non-cash items	0.1	0.1
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	9.3	(17.2)
Accounts receivable, net	(3.2)	(0.1)
Inventory	(3.2)	(0.3)
Other current and other non-current assets	0.3	0.3
Increase/(decrease) in:
Accounts payable	5.2	1.8
Due to affiliates	0.9	—
Accrued expenses and other liabilities	(0.2)	(3.0)
Net cash provided by operating activities	37.3	10.8
Cash flows from investing activities:
Capital expenditures	(4.0)	(6.0)
Net cash used in investing activities	(4.0)	(6.0)
Cash flows from financing activities:
Borrowings on Ciner Wyoming credit facility	25.0	20.0
Repayments on Ciner Wyoming credit facility	(42.5)	(9.5)
Common units surrendered for taxes	(0.3)	—
Distributions to common unitholders	(11.1)	(11.2)
Distributions to general partner	(0.2)	(0.2)
Distributions to non-controlling interest	(12.3)	(12.2)
Net cash used in financing activities	(41.4)	(13.1)
Net decrease in cash and cash equivalents	(8.1)	(8.3)
Cash and cash equivalents at beginning of period	30.2	19.7
Cash and cash equivalents at end of period	$22.1	$11.4

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended March 31,
(Dollars in millions, except per unit data)	2018	2017
Reconciliation of Adjusted EBITDA to net income:
Net income	$20.9	$22.4
Add backs:
Depreciation, depletion and amortization expense	6.8	6.7
Interest expense, net	0.7	0.9
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	0.4
Equity-based compensation expense	0.4	—
Adjusted EBITDA	$28.8	$30.4
Less: Adjusted EBITDA attributable to non-controlling interest	14.4	15.3
Adjusted EBITDA attributable to Ciner Resources LP	$14.4	$15.1

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$14.4	$15.1
Less: Cash interest expense, net attributable to Ciner Resources LP	0.3	0.4
Less: Maintenance capital expenditures attributable to Ciner Resources LP	0.9	1.3
Distributable cash flow attributable to Ciner Resources LP	$13.2	$13.4

Cash distribution declared per unit	$0.567	$0.567
Total distributions to unitholders and general partner	$11.4	$11.4
Distribution coverage ratio	1.16	1.17

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$37.3	$10.8
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)
Net change in working capital	(9.1)	18.5
Interest expense, net	0.7	0.9
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	0.4
Other non-cash items	—	(0.1)
Adjusted EBITDA	$28.8	$30.4
Less: Adjusted EBITDA attributable to non-controlling interest	14.4	15.3
Adjusted EBITDA attributable to Ciner Resources LP	$14.4	$15.1
Less: Cash interest expense, net attributable to Ciner Resources LP	0.3	0.4
Less: Maintenance capital expenditures attributable to Ciner Resources LP	0.9	1.3
Distributable cash flow attributable to Ciner Resources LP	$13.2	$13.4

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q1-2018	Q1-2018	Q4-2017	Q3-2017	Q2-2017	Q1-2017
Reconciliation of Adjusted EBITDA to net income:
Net income	$84.9	$20.9	$27.2	$19.3	$17.5	$22.4
Add backs:
Depreciation, depletion and amortization expense	27.2	6.8	6.9	7.0	6.5	6.7
Asset impairment charges	1.6	—	—	1.6	—	—
Interest expense, net	2.7	0.7	0.3	0.9	0.8	0.9
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.4	—	0.1	—	0.3	0.4
Equity-based compensation expense	1.7	0.4	0.4	0.4	0.5	—
Adjusted EBITDA	118.5	28.8	34.9	29.2	25.6	30.4
Less: Adjusted EBITDA attributable to non-controlling interest	59.4	14.4	17.3	14.7	13.0	15.3
Adjusted EBITDA attributable to Ciner Resources LP	$59.1	$14.4	$17.6	$14.5	$12.6	$15.1

Adjusted EBITDA attributable to Ciner Resources LP	$59.1	$14.4	$17.6	$14.5	$12.6	$15.1
Less: Cash interest expense, net attributable to Ciner Resources LP	1.9	0.3	0.5	0.6	0.5	0.4
Less: Maintenance capital expenditures attributable to Ciner Resources LP	5.5	0.9	2.5	0.8	1.3	1.3
Distributable cash flow attributable to Ciner Resources LP	$51.7	$13.2	$14.6	$13.1	$10.8	$13.4

Cash distribution declared per unit	$2.268	$0.567	$0.567	$0.567	$0.567	$0.567
Total distributions to unitholders and general partner	$45.6	$11.4	$11.4	$11.4	$11.4	$11.4
Distribution coverage ratio	1.13	1.16	1.28	1.15	0.94	1.17

CONTACTS:

Ciner Resources LP

Investor Relations
Scott Humphrey
Chief Financial Officer
(770) 375-2387
SHumphrey@ciner.us.com